EXHIBIT 99.1

May 8, 2006

William A. Holl

8957 Old Southwick Pass

Alpharetta, GA 30022

Dear Bill:

I am pleased to confirm our offer to you of the position of Executive Vice President of Acuity Brands, Inc. (“Acuity Brands”) and President and Chief Executive Officer of Acuity Specialty Products Group, Inc. (“ASP”). This letter confirms the details of our offer, which is subject to formal approval by the Board of Directors of Acuity Brands.

EFFECTIVE DATE

You will assume the duties of your new position effective as of June 6, 2006 (the “Effective Date”).

DUTIES

You will be employed on a full-time basis as the Executive Vice President of Acuity Brands and President and Chief Executive Officer of ASP and will report to the Chairman, President, and Chief Executive Officer of Acuity Brands. In that capacity, you will perform the duties and responsibilities normally associated with that position, including those described on Exhibit “A” attached hereto.

COMPENSATION

Base Salary

Your starting base salary will be $31,666.67 per month, paid on a monthly basis in arrears and based on an annual salary of $380,000. Your salary will be reviewed annually beginning October 2007.

Annual Incentive Plan

You will participate in the Acuity Brands, Inc. Management Compensation and Incentive Plan, with an annual bonus opportunity of 60% of salary at target performance, and a maximum opportunity of 120% of salary. Given your short time with us in fiscal 2006, your fiscal year 2006 bonus will be fixed at $57,000 (the pro-rated amount of the target level payout).

Long-Term Incentive Plan

You will participate in the Acuity Brands, Inc. Long-Term Incentive Plan (the “Plan”). Under the terms of the Plan you will have the opportunity for awards calculated as a percentage of your base salary and determined by your position in Tier 1 of the award structure, by the performance of Acuity Brands, and by your contribution to that performance. Your base salary multiplied by 120% will be used as the starting point for any annual award that may be granted beginning in fiscal year 2008, adjusted for the performance of Acuity Brands for the fiscal year ended August 31, 2007 and your individual performance during the year.

You will receive a one-time initial award under the Plan of 25,000 time-vesting restricted shares, which will vest in four equal annual installments beginning one year from the Effective Date.

You will be subject to the share ownership guidelines and share retention requirements applicable to other executive vice presidents of Acuity Brands.

Retirement Plans

You will be eligible to participate in the Acuity Specialty Products Group, Inc. 401(k) Plan, which currently includes a company match of 50% of deferrals up to 6% of salary, subject to applicable federal limitations.

You will be eligible to participate in the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (the “SERP”), as it may be revised or replaced to comply with §409A of the Internal Revenue Code. Your benefits under the SERP will be determined pursuant to the standard provisions of the SERP in accordance with the effective date of your eligibility.

Deferred Compensation Plan

You will be eligible to participate in the Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “SDSP” or “Plan”) under the standard provisions of the Plan or such subsequent deferred compensation plan that may be adopted to comply with §409A of the Internal Revenue Code. Under the current provisions of the SDSP, you may defer up to 50% of your annual cash compensation (base salary and bonus), which earns interest at the prime rate. (As an executive officer with eligibility for the SERP, you will not be eligible to receive the company contribution or match under the SDSP.)

Medical, Life Insurance, and Other Employee Benefits

You will be eligible to participate in the medical, dental, life insurance, disability, and other benefit programs generally made available to employees of Acuity Brands, which include:

Medical

Prescription Drug Plan

Life Insurance

Short-Term Disability

Long-Term Disability

Flex Benefit Program

Voluntary Dental Program

Voluntary EyeMed Program

Vacation

You will be entitled to four (4) weeks vacation per fiscal year.

Employment at Will/Severance Payments/Change in Control

Your employment will be at will and may be terminated by either Acuity Brands, Inc. or by you at any time for any reason, with or without notice. Except in the event of a termination in connection with a Change in Control of Acuity Brands, Inc. (as defined in the Change in Control Agreement that will cover you), you will be covered by a Severance Agreement which provides you a severance benefit in the event your employment in this position is terminated for any reason other than voluntary termination (including early or normal retirement), termination upon death or Disability, or termination by Acuity Brands for Cause. The terms Cause and Disability used in this paragraph will be defined in the Severance Agreement.

With respect to Change in Control situations, you will be covered by a Change in Control Agreement with the same provisions as are generally applicable to other executive vice presidents of Acuity Brands. In the event of your termination in connection with a Change in Control that entitles you to benefits under the Change in Control Agreement, you will receive the greater of the payments and benefits provided under the Change in Control Agreement or the severance payment described above.

Other

The base salary, annual incentive, long-term incentive, nonqualified retirement benefits, and any severance payment will be structured to provide the tax deductibility to Acuity Brands, Inc. of the payments and benefits under the Internal Revenue Code of 1986, as amended.

This letter outlines your employment relationship with Acuity Brands; if you agree with the employment terms as outlined above, please sign and date both copies of this letter agreement and return one copy to me at your earliest convenience. We look forward to your joining Acuity Brands and to a long and mutually satisfactory relationship.

Sincerely,

/s/ Vernon J. Nagel
Vernon J. Nagel
Chairman, President, and
Chief Executive Officer

ACCEPTED AND AGREED TO THIS
10th DAY OF MAY, 2006.

/s/ William A. Holl
William A. Holl

EXHIBIT A

Executive Vice President, Acuity Brands, Inc.

President and Chief Executive Officer,

Acuity Specialty Products Group, Inc.

Duties and Responsibilities

•	Provides overall leadership around every aspect of the ASP business enterprise, including P&L, strategy, sales and marketing, supply chain, research and development, and human resources.

•	In conjunction with the AYI CEO and in collaboration with other leadership, provides the strategic vision and management leadership to accelerate the profitable growth of ASP, both organically and through select acquisitions or business alliances.

•	Drives execution and productivity at all levels in ASP by encouraging functional excellence and teamwork to exceed industry benchmarks.

•	Leads and successfully implements the Acuity Business System throughout the ASP organization, with focus on the customer, continuous process improvement, and elimination of waste in the business.

•	Delivers ASP financial performance consistent with the stated goals of Acuity Brands, Inc. to deliver upper quartile financial performance.

•	Develops a qualified ASP executive team to effectively manage the ASP business to achieve its goals and objectives as articulated in strategy deployment.

•	As a member of the Acuity Brands Leadership Team, helps develop and execute business strategies for the holding company.

•	As a member of the Acuity Brands Leadership Team, participates in decision-making regarding enterprise-wide policies and practices.